Exhibit 5.2

Ryan S Sansom
 +1 617 937 2335
 rsansom@cooley.com

October 22, 2020

Milestone Pharmaceuticals Inc.

1111 Dr. Frederik-Philips Boulevard, Suite 420
Montréal, Québec CA H4M 2X6

Ladies and Gentlemen:

We have acted as special counsel for Milestone Pharmaceuticals Inc., a corporation organized under the Business Corporations Act (Québec) (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of $1,753,450 of common shares, without par value, of the Company (the “Shares”) and warrants to purchase common shares of the Company (the “Warrants”), which may be issued under one or more warrant agreements, to be dated on or about the date of the first issuance of the Warrants thereunder, by and between a warrant agent to be selected by the Company (the “Warrant Agent”) and the Company, in the form filed as an exhibit to the Prior Registration Statement (as defined below) (the “Warrant Agreement”). The Registration Statement incorporates by reference the registration statement on Form S-3 (File No.333-239318), which was declared effective by the Securities and Exchange Commission on July 6, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Base Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements (each a “Prospectus Supplement”).

The Shares and the Warrants are collectively referred to as the “Securities”. The Securities are being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act. In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

With respect to our opinion as to the Warrants, we have also assumed that any Warrants offered under the Registration Statement, and the related Warrant Agreement are executed in the form filed as exhibits to the Registration Statement or incorporated by reference therein.

Our opinion herein is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We understand you are obtaining a separate opinion with respect to the Shares.

We have assumed that (i) the Company is validly existing under the laws of the Provence of Quebec, has the corporate power to enter into and perform its obligations under the Warrants and the Warrant Agreement in accordance with their terms, (ii) upon issuance, the Company will have duly authorized, executed and delivered, the Warrants and the Warrant Agreements in accordance with its organizational documents and the laws of the Provence of Quebec, (iii) any Shares to be issued upon exercise of the Warrants will be duly authorized, validly issued, fully paid and non-assessable, and (iv) the execution, delivery and performance by the Company of its obligations under the Warrants and the Warrant Agreement will not violate the laws of the Provence of Quebec or any other applicable laws (excepting from such assumption the laws of the State of New York).

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

Milestone Pharmaceuticals Inc.
 October 22, 2020
 Page Two

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

With respect to the Warrants issued under the Warrant Agreement and offered under the Registration Statement, provided that (i) any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the Warrant Agreement has been duly authorized by the Company and the Warrant Agent by all necessary corporate action; (iii) the Warrant Agreement has been duly executed and delivered by the Company and the Warrant Agent; (iv) the issuance and terms of the Warrants have been duly authorized by the Company by all necessary corporate action; (v) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement and as described in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Company’s articles of association, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the Warrants have been duly executed and delivered by the Company and authenticated by the Warrant Agent pursuant to the Warrant Agreement and delivered against payment therefor, then the Warrants, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the Prospectus Supplement(s) and in accordance with the Warrant Agreement and a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the Base Prospectus.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

Milestone Pharmaceuticals Inc.
October 22, 2020
Page Three

Sincerely,

Cooley LLP

By:	/s/ Ryan Sansom
Ryan Sansom

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com